UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 1, 2009
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3151 Jay Street
Santa Clara, CA    95054
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 1, 2009, 8x8, Inc. ("8x8") entered into a lease agreement with SILICON VALLEY CA-I, LLC, a Delaware limited liability company (the "Landlord"), pursuant to which 8x8 will lease approximately 52,000 square feet of office space located at 810 West Maude Avenue, Sunnyvale, CA 94089, with a scheduled commencement date of September 1, 2009.  The term of the lease is three years, thus expiring August 31, 2012, subject to 8x8's right to accelerate the termination date as described below. It is an industrial gross lease with monthly rent of $46,512 for the first 12 months, $51,680 for the next 12 months and $56,848 for the final 12 months of the lease term.

The Landlord has agreed under the lease to perform specific improvements to the premises at its sole cost and expense (the "Initial Alterations"). 8x8 may request an allowance of up to $100,000 (the "Allowance") from the Landlord at any time on or before December 15, 2009 in order to perform additional alterations or improvements that have been approved in advance by the Landlord. In addition, 8x8 may request additional heating, ventilating and air conditioning equipment (the "HVAC Work") within 180 days after the execution of the lease. The HVAC Work would be performed at 8x8's expense, provided that 8x8 may request from the Landlord an allowance of approximately $27,000 (the "HVAC Allowance") for the costs incurred by 8x8.

8x8 has the option to accelerate the termination date of the lease to the expiration of the 12th, 18th, 24th or 30th full calendar month of the lease term, by providing six months advance notice.  In the event that 8x8 exercises this early termination option, 8x8 would be required to pay a fee to the Landlord equal to the unamortized portion of any leasing commissions, the Initial Alterations and any portions of the Allowance and HVAC Allowance disbursed to 8x8.

8x8 has the option to renew the lease for a term of either 12 or 36 months. The monthly rent would change to reflect the prevailing market rate as then in effect, determined in reference to the fair market rental rate for space comparable to the premises in the same rental market in the Sunnyvale, California area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2009

8X8, INC.

By: /s/ Daniel Weirich

Daniel Weirich
Chief Financial Officer, President and Secretary